Exhibit 99.1
Wynn Resorts Names Julie Cameron-Doe as new Chief Financial Officer

Leading luxury resort company solidifies its leadership structure with a well-regarded, senior finance executive.

LAS VEGAS (December 7, 2021) — Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”) announced it will appoint Julie Cameron-Doe as its Chief Financial Officer, effective in the second quarter of 2022 on completion of her notice period with her current employer. Ms. Cameron-Doe will succeed Craig Billings, who will become the Company’s CEO early next year.

Mr. Billings said, “Julie is a proven leader and is a sitting public company CFO. Coming from the gaming industry, she understands many aspects of our business and she has diverse international experience. She is the clear choice for this position and her appointment rounds out our senior executive team. We are indeed fortunate to have her join us next year.”

Ms. Cameron-Doe will join Wynn Resorts from Aristocrat Leisure Ltd where she has served as Chief Financial Officer since 2018. She will bring a wealth of diverse financial experience to Wynn, having held senior finance roles at Aristocrat since 2013 as well as in global businesses, including Orbitz, The Walt Disney Company, and KPMG.

Ms. Cameron-Doe said, “To me, Wynn Resorts represents the gold standard in resort companies. The opportunity to work alongside Craig and the team, building on their legacy of excellence, is incredibly exciting. I look forward to contributing to the company’s growth and future development.”

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About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Encore Boston Harbor (encorebostonharbor.com), Wynn Macau (wynnmacau.com), and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 194,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 560,000 rentable square feet of meeting and convention space, approximately 160,000 square feet of retail space as well as two showrooms, two nightclubs, a beach club and recreation and leisure facilities. Wynn Las Vegas recently unveiled the new Wynn Golf Club and 18-hole, 129-acre championship golf course, and in February 2020 debuted a 430,000-square-foot meeting and convention space expansion powered by 100 percent renewable energy.

Encore Boston Harbor is a luxury resort destination featuring a 210,000 square foot casino, 671 hotel rooms, an ultra-premium spa, specialty retail, 16 dining and lounge venues, and approximately 71,000 square feet of state-of-the-art ballroom and meeting spaces. Situated on the waterfront along the Mystic River in Everett, Massachusetts, the resort has created a six-acre public park and Harborwalk along the shoreline. It is the largest private, single-phase development in the history of the Commonwealth of Massachusetts.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,010 spacious rooms and suites, approximately 252,000 square feet of casino space, 12 food and beverage outlets, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 424,000 square feet of casino space, 14 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

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Contact:
Michael Weaver, Wynn Resorts
702-770-7501
michael.weaver@wynnresorts.com

Deanna Pettit-Irestone, Wynn Las Vegas
702-770-2121
deanna.pettit@wynnlasvegas.com